Exhibit 99.1

Envision Solar Reports Financial Results for the Second Fiscal Quarter Ended

June 30, 2020

Conference Call to be Held Today at 4:30 PM ET

SAN DIEGO – August 13, 2020 – Envision Solar International, Inc., (Nasdaq: EVSI, EVSIW) (“Envision Solar,” or the “Company”), the leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced financial results for the second fiscal quarter ended June 30, 2020.

Q2 2020 Business Highlights

•	Announced the official launch of the Next Generation EV ARCTM 2020 off-grid EV Charging structure.
•	Delivered another solar-powered EV ARCTM 2020 DC fast charging system at Caltrans Rest Area in California.
•	Delivered follow-on multi-unit EV ARCTM 2020 units to the City of Madison, Wisconsin.
•	Delivered EV ARC™ to City of Greensboro, North Carolina for public use in central downtown lots.
•	Delivered the first Canadian order for the Company’s EV ARCTM solar-powered infrastructure product.
•	Delivered EV ARCTM 2020 to City of San Luis Obispo, California for city fleet vehicles.
•	Delivered two Solar Tree® solar-powered sustainable infrastructure products to the Ocean Discovery Institute in San Diego.
•	EV ARCTM product provided off-grid power and EV charging at COVID-19 emergency facilities in California.
•	Envision added to the FTSE Russell Microcap Index

Recent Developments

•	Closed an underwritten public offering on July 7, 2020, which generated net proceeds of approximately $10.6 million after deducting underwriting discounts and commissions and offering expenses. Proceeds will be used for growth/working capital and general corporate purposes.

“COVID-19 has tragically affected many companies across the U.S., but we have continued to operate and provide critical off-grid solar-powered infrastructure products for electric vehicle charging and for emergency power during the pandemic,” said Desmond Wheatley, CEO of Envision Solar. “Q2 was a challenging quarter for everyone but our team continued to execute. Even at the height of the lockdown we continued to produce and sell products, submit a new patent application and see our existing products provide vital EV fueling and emergency power for our customers’ COVID emergency facilities. Though there is a great deal of uncertainty across the globe, we are still seeing strong interest in our products and the broader EV sector. We believe that support from stimulus spending and increasing appetites for electric vehicles of all types, and the off grid charging solutions we produce, will drive our growth in the coming quarters.”

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Q2 2020 Financial Summary

Revenue
For the three months ended June 30, 2020, revenues were $1,455,158, compared to $1,640,350 for the same period last year, an 11% decrease. Revenues in the three months ended June 30, 2020 included our first EV ARCTM shipment into Canada and our second solar-powered EV DC fast charging deployment to a California rest area. We also delivered two Solar Tree® solar-powered sustainable infrastructure products which are designed to provide charging for electric buses, electric heavy-duty vehicles and growing electric vehicle options in the construction industry, in addition to several other EV ARCTM units. The same period in 2019 included the delivery of 16 units to one customer, the City of New York. For the first six months of 2020, revenues were $2,772,210 compared to $2,829,945 for the same period in 2019, a 2% decrease. As of June 30, 2020, our contracted backlog was approximately $2.6 million. Our shipments will continue to fluctuate each quarter due to the varying size of orders and timing of deliveries. The COVID-19 virus has caused some delays and cancellations of opportunities in our pipeline as a result of funding issues, priority issues or business closures, and may impact us more in the future.

Gross Profit

For the three months ended June 30, 2020, we had a gross profit of $55,336 compared to a gross profit of $61,545 for the three months ended June 30, 2019 and for the six months ended June 30, 2020, we had a gross profit of $15,695 compared to a gross profit of $8,443 for the same period in the prior year. Our gross profit remains low as we’ve priced our units to be competitive and to gain market share in the EV charging market, but we expect it to improve as our revenues increase and we benefit from lower fixed overhead cost per unit, volume purchase pricing and improved labor efficiency.

Net Loss

Our net loss was $833,957, or $0.16 per basic and diluted share, for the three months ended June 30, 2020, reduced from $983,874, or $0.21 per basic and diluted share for the same period in 2019. This is primarily attributable to a reduction in interest expense due to the pay-off of debt following our public offering last year, partially offset by an increase in operating expenses, primarily for increased sales and marketing expense to support revenue growth, non-cash compensation expense and salaries and benefits. Our net loss for the six months ended June 30, 2020 was $1,776,478, or $0.34 per basic and diluted share, down from $1,933,505, or $0.51 per basic and diluted share for the same period in the prior year. Similar to the quarter, the reduction in interest expense that resulted from the elimination of debt was partially reinvested in higher operating expenses, primarily for sales and marketing activities.

Liquidity and Capital Resources

At June 30, 2020, we had cash of $1,952,394, compared to $3,849,456 at December 31, 2019. The cash usage during the first six months of 2020 resulted primarily from the net loss, net of non-cash expenses and increased inventory and prepaid expenses, and the payment of a convertible note payable to a related party. This was partially offset by cash generated from the exercise of warrants and a loan through the Small Business Administration Paycheck Protection Program made available through the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). Our working capital decreased from $5,142,719 to $3,989,036 from December 31, 2019 to June 30, 2020.

Conference Call to be Held Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants can register for the conference by navigating to http://dpregister.com/10147041

Please note that registered participants will receive their dial in number upon registration.

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Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-866-777-2509

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5413

Please ask to be joined into the Envision Solar International, Inc. call.

Webcast URL: https://services.choruscall.com/links/evsi200813.html

A webcast replay of the call will be available approximately one hour after the end of the call through November 13, 2020. The replay can be accessed through the above links.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells its unique and patented, sustainable infrastructure products for electric vehicle charging, energy security and outdoor media including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq CM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.  Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Sandra Peterson

gosolar@envisionsolar.com

+ 858 799 4583

Investor Relations:

Kathy McDermott

accounting@envisionsolar.com

1 858 799 4583

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Envision Solar International, Inc.

Condensed Balance Sheets

(000's omitted)

	June 30, 2020	December 31,
	(Unaudited)	2019
ASSETS
Current Assets
Cash	$1,952	$3,849
Accounts receivable, net	830	765
Prepaid and other current assets	294	148
Inventory, net	2,278	1,844
Total Current Assets	5,354	6,606

Property, Plant and Equipment, net	293	419

Other Assets
Patents, net	247	205
Deposits	51	57
Deferred equity offering costs	7	–
Total Other Assets	305	262

Total Assets	$5,952	$7,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$359	$485
Accrued expenses	561	654
Sales tax payable	22	6
Deferred revenue	80	94
Convertible note payable - related party, net	–	215
Note payable	339	–
Auto loan - current portion	4	9
Total Liabilities	1,365	1,463

Total Stockholders' Equity	4,587	5,824
Total Liabilities and Stockholders' Equity	$5,952	$7,287

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Envision Solar International, Inc.

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2020	2019	2020	2019

Revenues	$1,455	$1,640	$2,772	$2,830
Cost of revenues	1,400	1,579	2,756	2,822
Gross profit	55	61	16	8

Operating expenses	888	740	1,791	1,263
Loss From operations	(833)	(679)	(1,775)	(1,255)

Other income (expense)
Interest income	1	23	10	24
Interest expense	(1)	(327)	(10)	(702)
Total other income (expense)	–	(304)	–	(678)

Loss before tax expense	(833)	(983)	(1,775)	(1,933)
Tax expense	1	1	1	1
Net loss	$(834)	$(984)	$(1,776)	$(1,934)

Net loss per share - basic and diluted	$(0.16)	$(0.21)	$(0.34)	$(0.51)
Weighted average shares outstanding - basic and diluted	5,257,681	4,667,297	5,240,427	3,766,041

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